Exhibit 99.1

Conference Call Script

Larry Barker:

Thanks, Angela. Good afternoon everyone and thank you for joining us today as we discuss our fourth quarter results.

Before I get started I’d like to thank Angela for her six years as head of investor relations for company. Effective January 1, Angela Tandy assumed the role of VP of marketing to spearhead this initiative of raising corporate awareness. While, I’m sure you’ll miss her in this role, she will be an outstanding addition to the management ranks at Visual…

I trust that you are all as excited as I am about ending 2003 on such a positive note. In early January, we announced that revenue for the fourth quarter would be substantially higher than our previous guidance.

I’m pleased to report that revenue for the December quarter came in at $10.8 million, a sequential improvement of 16%. A large software deal that we’ve been working on for quite some time with a North American DSL provider closed in the quarter adding $3.7 million to the top line and had the expected positive affect on gross margins. Gross margins improved to 77.8% enabling us to report a better than expected EPS number. EPS for the quarter was a loss of two cents. That’s a significant improvement from the loss of eight cents just a quarter ago.

Bookings were up across both of our product lines this quarter, which we believe is a combination of our new business model and indications of a renewal in enterprise spending.

In addition our overall cash position approved significantly to $17.2 a 48% improvement from last quarter.

On another positive note, we’re announcing today that we’ve received a line of credit commitment with Silicon Valley Bank. The line of credit will be used for working capital purposes. As you know, we’re likely be in default of our debentures when we file our 10K in March. We tried to reach a settlement with the four debenture holders over the holidays but it became clear that the terms and conditions were not in the best interest of the company, nor of our shareholders. We believe that our increased cash position and credit line adds options of satisfying the debentures should it be called.

With that, I’d like to turn the call over to GJ, to go into more details on the quarterly financial results. GJ—

GJ Roberts:

As we stated in our preliminary results, revenue for the quarter was up 16% from last quarter to $10.8 million.

Gross margins were 78% or $8.4 million in the quarter up from 67% in the third quarter. This increase in gross margins is attributable to increased revenue from IP Insight, which is a high margin product.

Operating expenses were $8.7 million in the quarter, an increase of 3.5% from the previous quarter, primarily reflecting an increase in sales commissions due to increased revenue.

And our net loss for the quarter aggregated $0.6 million or ($0.02) on a per share basis.

Now let’s turn to revenue by channel.

As Larry mentioned, our bookings for Uptime and IP Insight were up quarter over quarter.

Our service provider channel accounted for 89% of revenue for the quarter, influenced significantly by the IP Insight order from SBC that contributed $3.7 million in revenue.

Revenue from the IXCs (AT&T, MCI, Sprint and Equant) was 30%. The IXCs revenue declined by 40%, quarter over quarter. This decline was in line with our expectations.

Consistent with last quarter, the LEC channel continues to grow this quarter as revenue more than doubled, which was due to a significant Uptime order.

The VAR channel was down $1.0 million versus the prior quarter as more of our near term pipeline was fulfilled by the LEC channel.

AT&T and SBC were 10% or greater customers for the quarter.

Now, turning to the balance sheet. Cash and short-term investments, were $17.2 million up from $11.6 million at September 30.

Accounts receivable were $2.3 million at the end of the quarter down from $6.1 million at September 30. DSOs were 20 days at December 31. This unusual level of DSOs was due to the timing of some large collections of significant revenue items closed early in the quarter. We anticipate that DSOs in the first quarter of 2004 will return to a more normal level.

Inventory was $3.3 million, up $0.6 million from the third quarter and represents 2.9 inventory turns.

Accounts payable and accrued expenses were approximately $7.7 million as of the end of the quarter, representing a $1.8 million increase from last quarter associated with our increased commissions payable and inventory accruals.

Deferred revenue was $6.1 million, an increase of $.4 million from the previous quarter. This increase was primarily related to a large maintenance booking in the current quarter, a substantial portion of which was deferred.

All other items on the balance sheet were in line with expectations.

Now that I’ve reviewed fourth quarter results with you, I’d like to turn the call over to Larry.

Larry Barker:

Thank you, GJ. As you can see we had a very solid fourth quarter and I’m happier with our results. It was a positive conclusion to 2003, but it is only a first step what I believe is possible. I’d like to give you a general idea of where we’ll be focusing in 2004 and how we plan on adding consistent growth back into the business in three specific areas.

Enhancing and balancing distribution

Geographic expansion

Exploiting the advantages of UpTime Select and IP InSight in the global market

First we’ll expand our distribution channels as we strive to deliver our solutions how customers want them.

The logical place to begin is growth through our current channels. Our traditional IXC channels have been a major distribution mechanism and a tremendous competitive advantage over the years. Because this channel (comprised of 3-4 customers) has been such a significant portion of our quarterly revenue our results mirror the successes and challenges of their business. The IXCs will continue to be an important piece of our business and one we believe will grow over time. The early indication suggests that the carriers are putting renewed emphasis on their managed offerings, both domestically and internationally and we expect that UpTime Select will be an important part of these services. In order to balance our distribution, we need to put some effort into building additional modes of distribution

We our developing additional channels so our revenue becomes more evenly spread across the different distribution options. As we’ve told you in the past we’ve been working hard at expanding the LEC channel. As the regulatory environment continues to open up opportunities for the local exchange carriers, we believe that it continue to open up additional opportunities for us to grow this channel.

Another key initiative is expanding our VAR channel and we have already begun putting additional effort and resources into growing this area of our business. The launch of UpTime Select, which I’ll talk more about momentarily, is an ideal solution to sell through resellers. The UpTime Select platform is a much better business model for the VARs as it is more closely aligned with how they serve their customers.

Also, as we talked about at our analyst day in October, we’re building relationships with large systems integrators. Similar to the VARs, the UpTime Select model is better aligned to how they sell to their customers. This is a new initiative and one that will take time to develop, but it is another example of our focus on growing the business, by delivering our solutions in a manner consistent with the way customers want to buy.

Expanding Internationally is also an important component of 2004 growth. IP InSight has already crossed the north American boundaries market with wins in Canada at Bell Canada and Saskatchewan Telecommunications. IP InSight also headed south of the border with our recent sales to Telmex in Mexico. We will continue to target the large international ISPs and DSL providers for future IP InSight sales. Visual UpTime is also global, as many of our domestic tier-one carriers have rolled out service offerings throughout the world. For instance, one carrier has extended a Visual-based offer globally and is now offering it in 21 countries throughout Europe. Our goal is to expand this global footprint for Visual UpTime by adding new international carriers to our impressive list of channel partners.

We’ve just recently hired a senior management professional, whom I’ve worked with in the past and have tremendous respect for. Colin Murray has spent 18 years in sales and sales management, 12 of which have been in Europe. I’ve seen first hand his ability to develop and expand international sales and am excited about having him join our International initiatives.

Cisco, too, will contribute to growth in 2004. But, as we have said for some time now, we believe that meaningful revenue from this relationship will manifest itself in the latter half of the year. We’ve added WAPMS deals in the fourth quarter and just a couple of weeks ago signed our first International WAPMS customer.

The foundation for channel and geographic expansion is having a portfolio consistent with the buying requirements of a demanding market. The launch of Visual UpTime Select in late October was a significant step in this direction. As you may recall, UpTime Select allows enterprise customers to proliferate intelligent devices throughout their entire network at an attractive price point with a new “Service Summary” capability that still gives them a bird’s eye view of Uptime’s full capabilities. In order to gain additional visibility into their networked applications, they have the option to purchase a variety of different software modules giving them detailed performance information.

The enthusiasm and reception we’ve witnessed from new and existing customers around the Select launch has been better than we expected. Since October, we’ve had several UpTime Select deals close. All of these early deals are exactly what we expected.

■	Customers are deploying us on all of their remote sites – not just the larger ones.

■	Deals that we would have lost because of competitive pricing, we’ve now turned around and won.

■	In all of the deals we’ve sold more than just the device – customers are opting to purchasing additional software modules. This means incremental revenue and healthier margins.

One such deal, that was thought lost, is an order from a government agency that is deploying Select on each one of their 900 sites and adding our basic troubleshooting and reporting package. A nice win!

A current Visual customer, a regional bank, expanded their Visual management deployment by rolling out Select on all of their 370 locations – headquarters, data centers, as well as branch offices.

Throughout 2004, we’ll continue to add additional software modules resulting in incremental value for the customer and incremental revenue for Visual Networks.

We plan on expanding our hardware platforms by introducing higher speed boxes, European probes and Ethernet appliances to our arsenal of cost-effective, highly intelligent devices. Once again, providing our sales force and our channels with additional products and solutions to sell.

We’ve talked about enhancing and balancing distribution, geographic expansion and exploiting the advantages of UpTime Select and IP InSight in the global market. All of which makes me bullish about the future.

But, what really excites me is the transition we are witnessing in the marketplace. Enterprises are moving forward with projects they deferred over the last 2-3 years, such as video and voice over IP. Many are finding that they don’t have the infrastructure in place to meet the requirements of today’s IP services and applications. Basic transport is now just table stakes – the key to effective application delivery is robust management.

Peer-to-peer applications, such as VoIP and video, as well as unauthorized applications such as music downloads or viruses are raising the requirements for management vendors. It’s not enough anymore to have management intelligence just at your most critical sites. “True” applications management requires visibility at every location throughout the network, either through intelligent devices or agents. True applications management requires real-time views into performance information. True applications management necessitates a scalable architecture that meets the growing demands of this dynamic changes occurring in the market.

Visual UpTime Select is a “True” applications management architecture, which allows enterprises to take charge of their entire applications infrastructure by gaining in-depth, real-time and back-in-time visibility into the performance and availability of critical applications.

All signs point to optimism. The shift in the market, our new business model, expanding markets and geographies and what appears to be resumed spending at the enterprise. But we are also cautions as we contemplate the unknowns associated with deploying a new business model in a much broader market place. Growth will continue in Q1, we believe we will do approximately $11.0 in revenue. That would be double-digit growth and a sequential improvement of 18% compare to the $9.2 million we did in the first quarter of 2003 Operating expenses will remain flat to slightly down and margins should be in our range of 70-75%.